Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 133 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc., and to the incorporation by reference of our report, dated February 26, 2014 on Frontier Emerging Markets Portfolio included in the Annual Report to Shareholders (one of the Portfolios of Morgan Stanley Institutional Fund, Inc.) for the fiscal year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 13, 2015